EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1997 Stock Award and Incentive Plan of Alexandria Real Estate Equities, Inc. of our reports dated January 31, 2022, with respect to the consolidated financial statements of Alexandria Real Estate Equities, Inc. and the effectiveness of internal control over financial reporting of Alexandria Real Estate Equities, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
October 24, 2022